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Exhibit 10(i)(2)
                                                                    CONFIDENTIAL

                               XEROX CORPORATION
                              800 Long Ridge Road
                              Stamford, CT 06904

                                                                October 15, 2000

Dear             :

     Xerox Corporation (the "Company") considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control of the Company, although no such change is now contemplated.

     In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Section 2(ii) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement in the event your employment with the Company is terminated subsequent to a "Change in Control of the Company" (as defined in Section 2 hereof) under the circumstances described below.

     1. Term of Agreement. This Agreement shall commence on October 15, 2000 and shall continue in effect through December 31, 2001; provided, however, that commencing on January 1, 2002, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement (provided that no such notice may be given during the pendency of a potential Change in Control of the Company, as defined in Section 2); provided, further, that notwithstanding any such notice by the Company not to extend, if a Change in Control of the Company, as defined in Section 2 hereof, shall have occurred while this Agreement is in effect, this Agreement shall continue in effect until the last day of the 24th month following the month in which occurs such Change in Control of the Company.

     2.   Change in Control.

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         (i)   No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below, and your employment by the Company shall thereafter have been terminated in accordance with Section 3 below. For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3)any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (4) any person who becomes a "beneficial owner" (as defined below) in connection with a transaction described in clause (1) of subparagraph (C) below, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; (B) the following individuals cease for any reason to constitute a majority of the directors then serving: individuals who, on the date hereof constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; (C) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or (D) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale..

         (ii) For purposes of this Agreement, a "Potential Change in Control of the Company" shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company, (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (C) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a company owned, directly or

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indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 10% or more of the combined voting power of the Company's then outstanding securities; or (D) the Board of Directors adopts a resolution to the effect that a Potential Change in Control of the Company for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employ of the Company until the earliest of (i) the expiration of nine (9) months from the occurrence of such Potential Change in Control of the Company, (ii) the termination by you of your employment by reason of Disability, or (iii) the date on which you first become entitled under this Agreement to receive the benefits provided in Section 4(iii) below. For purposes of this Agreement, "Disability" shall mean a physical or mental incapacity which is incurred subsequent to a Potential Change in Control of the Company which would allow you to receive benefits under the Company's Long-Term Disability Income Plan (or any substitute plans adopted prior to a Change in Control of the Company).

     3. Termination Following Change in Control. If any of the events described in Section 2 hereof constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death, (B) by the Company for Cause or Disability or (C) by you other than for Good Reason. For purposes of this Agreement, your employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by you with Good Reason, if (i) your employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) you terminate your employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such person, or (iii) your employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and you reasonably demonstrate that such termination was otherwise in connection with or in anticipation of a Change in Control.

          (i) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been receiving payments under the Company's Long-Term Disability Income Plan, or any substitute plans adopted prior to the Change in Control, for a period of twelve (12) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for "Disability".

          (ii) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason), after a written demand for substantial performance is delivered to you by the Board which specifically identifies

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the manner in which the Board believes that you have not substantially performed your duties, (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (C) the conviction of any crime (whether or not involving the Company) which constitutes a felony. For purposes of this Subsection, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A), (B) or (C) of the first sentence of this Subsection and specifying the particulars thereof in detail.

         (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of the Company and during the term of this Agreement of any of the following circumstances:

                A. the assignment to you of any duties inconsistent with your status as a senior executive of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to a Change in Control of the Company (including, without limitation, if you are an executive officer of the Company prior to a Change in Control, ceasing to be an executive officer of a public company);

                B. (i) a reduction in your annual base salary and/or annual target bonus as in effect on the date hereof or as the same may be increased from time to time, (ii) a failure by the Company to increase your annual base salary following a Change in Control of the Company at such periodic intervals consistent with the Company's practice prior thereto by at least a percentage equal to the average of the percentage increases in your base salary for the three merit pay periods immediately preceding such Change in Control or (iii) the failure to increase your salary as the same may be increased from time to time for similarly situated senior executives, except that this subparagraph (B) shall not apply to across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company;

                C. the Company's requiring you to be based anywhere other than in the metropolitan area in which you were based immediately prior to the Change in Control, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

                D. the failure by the Company to continue in effect any compensation plan in which you participate immediately prior to the Change in Control of the Company, including but not limited to the Company's Unfunded Supplemental Retirement Plan, Unfunded Retirement Income Guarantee Plan, the 1976 Executive Long-Term Incentive Plan and 1991 Long-Term Incentive Plan or any substitute plans adopted prior to such Change in Control (except to the extent such plans terminate in accordance with their respective terms),

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unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control of the Company, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than existed at the time of the Change in Control of the Company;

                E. the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's pension, retirement, life insurance, medical, health and accident, or disability plans in which you were participating at the time of a Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

                F. the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

                G. any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, Subsection (ii) above); and for purposes of this Agreement, no such purported termination shall be effective.

         Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (iv) Notice of Termination. Any purported termination by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (v) Date of Termination, Etc. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), and (B) if your employment is otherwise terminated pursuant to Subsection (ii) or (iii) above or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists

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concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section. Amounts paid under this Subsection (v) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer.

     4. Compensation Upon Termination or During Incapacity. Following a Change in Control of the Company, you shall be entitled to the following benefits during a period of incapacity, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement:

          (i) During any period that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect, your bonus and all compensation, including under the 1991 Long-Term Incentive Plan, paid during the period until this Agreement is terminated pursuant to Section 3(i) hereof. Your benefits shall thereafter be determined in accordance with the Company's welfare benefit programs then in effect, and the Company's Retirement Income Guarantee Plan, Unfunded Retirement Income Guarantee Plan and Unfunded Supplemental Retirement Plan (the "Pension Plans") and Profit Sharing Retirement and Savings Plan (the "Profit Sharing Plan").

          (ii) If your employment shall be terminated by the Company (a) for Cause or Disability or (b) by you other than for Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

          (iii) If your employment by the Company shall be terminated (a) by the Company other than for Cause or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

                A. The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due;

                B. In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, not later than the fifth day following the Date of Termination, a lump sum severance payment (the "Severance Payment") equal to [three] [two]

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[(3)] [2] times the sum of (i) the greater of (1) your annual rate of base salary in effect on the date Notice of Termination is given and (2) your annual rate of base salary in effect immediately prior to the Change in Control of the Company and (ii) the greater of (1) the annual target bonus applicable to you for the year in which Notice of Termination is given and (2) the annual target bonus applicable to you for the year in which the Change in Control of the Company occurs.

                C. In addition to all other amounts payable to you under this Subsection 4(iii), you shall be entitled to receive all benefits payable under the Pension Plans, the Profit Sharing Plan and any other plan or agreement relating to retirement benefits or to compensation previously earned and not yet paid, in accordance with the respective terms of such plans or agreements.

                D. For the [36][24]-month period immediately following the Date of Termination, the Company shall arrange to provide you and your dependents life, disability, accident and health insurance benefits substantially similar to those provided to you and your dependents immediately prior to the Date of Termination or, if more favorable to you, those provided to you and your dependents immediately prior to the occurrence of a Change in Control, at no greater cost to you than the cost to you immediately prior to such date or occurrence. Benefits otherwise receivable by you pursuant to this Section 4(iii)(D) shall be reduced to the extent benefits of the same type are received by or made available at no greater cost to you by a subsequent employer during the [36][24]-month period following the Date of Termination (and any such benefits received by or made available to you shall be reported by you to the Company).

         (iv) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise (other than under Subsection (iii)(D) of this Section 4..

         Notwithstanding the foregoing, if you become entitled to the Severance Payment, you shall not be entitled to receive severance pay under any severance pay plan, policy or arrangement maintained by the Company or any of its subsidiaries. If the Company is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law or by contract to provide advance notice of separation ("Notice Period"), then the Severance Payment shall be reduced, but not below zero, by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received by you during any Notice Period.

         (v) (A) Whether or not you become entitled to the Severance Payments, if any of the payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed under section 4999 of the Internal

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Revenue Code of 1986, as amended (the "Code"), the Company shall pay to you an additional amount (the "Gross-Up Payment"), not later than the later of (1) the fifth day following the Date of Termination and (2) the tenth day following the date of initial determination of the amount of the Gross-Up Payment (as set forth in subparagraph (B) below), such that the net amount retained by you, after deduction of required withholding taxes (required to be withheld at the time of payment of the Gross-Up Payment) plus any amounts payable with your personal federal, state and local income tax returns for any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

              (B) An initial determination of the amount of the Gross-Up Payment (if any) shall be made by Tax Counsel (as hereinafter defined) not later than ten days following the Date of Termination. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to you and the Company and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code,
(ii) all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the base amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax (taking into account your filing status for the year(s) the Gross-Up Payment(s) are made) at the highest marginal rate of federal income taxation in the calendar year(s) in which the Gross-Up Payment(s) are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this
Section 4(v)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

              (C) In the event that the Excise Tax is finally determined by the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, you shall repay to the Company, within five business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross- Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by you), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in your taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is finally determined by the Internal Revenue Service to exceed the amount taken into

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account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by you with respect to such excess) within five business days following the time that the amount of such excess is finally determined. The Company and you shall each cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. For purposes of the foregoing sentence, cooperation shall include (but not be limited to) providing to the Company and/or Tax Counsel copies of your Forms W-2 issued by the Company, together with your federal, state and local income tax returns, for the five calendar years immediately preceding the calendar year in which the Change in Control occurs (excluding any such year, if at no point during such year were you employed by the Company),

          (vi) The Company also shall pay to you all legal fees and expenses incurred by you with respect to the initial determination by Tax Counsel (as set forth in subsection 4(v)(B) above) of the amount of the Gross-Up Payment (if any), as well as in disputing in good faith any issue hereunder relating to the termination of your employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five business days after delivery of your written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

     5. Successors; Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

          (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if no such designee, to your estate.

     6. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to

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the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between you and the Company, you shall not have any right to be retained in the employ of the Company.

     8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof (including, without limitation, the Severance Agreement previously entered into between you and the Company as thereafter amended and/or extended).

     11. Effective Date. This Agreement shall become effective as of the date set forth above. If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                        Sincerely,

                                        XEROX CORPORATION

                                        By
                                          Name:
                                          Title:

Agreed to as of the day
of October 15, 2000